Exhibit 3.45

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

REBEL DISTRIBUTORS CORP.

The undersigned, Destry Setser, hereby certifies that:

1. He is the president and secretary of Rebel Distributors Corp.

2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

ARTICLES OF INCORPORATION

OF

REBEL DISTRIBUTORS CORP.

I.

The name of this corporation is Rebel Distributors Corp.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue only one class of shares; and the total number of shares which this corporation is authorized to issue is twenty five thousand (25,000).

IV.

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V.

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) to the fullest extent permissible under California law.

VI.

Any repeal or modification of the provisions of Articles IV, V, or this Article VI by the shareholders of the corporation shall not adversely affect any right or protection of a director or agent of this corporation existing at the time of such repeal or modification.

3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number-of outstanding shares of the corporation is five hundred seventy seven and 35/100 (577.35). The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated as of May 1, 2012.

/s/ Destry Setser
Destry Setser, President and Secretary

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